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                                                                    EXHIBIT 3.21

                                                                FREE TRANSLATION

                     HERBALIFE INTERNATIONAL DO BRASIL LTDA.

                         C.N.P.J. No. 00.292.858/0001-77
                               NIRE 35.212.644.296

                    Amendment to the Articles of Association

By this private instrument, the undersigned: (a) HERBALIFE INTERNATIONAL, INC., a company organized and existing under the laws of the State of Nevada, United States of America, with its principal place of business at 1800 Century Park East, Century City, California 90067, United States of America, herein represented by its attorney-in-fact, Esther Donio Bellegarde Nunes, Brazilian, married, attorney, resident and domiciled in the City of Sao Paulo, State of Sao Paulo, at Rua Boa Vista, 254, 9th floor, bearer of Identity Card R.G. No. 4.497.900-9 SSP/SP and enrolled in the Individual Taxpayers' Register (CPF) under No. 527.133.268-34; and (b) HERBALIFE INTERNATIONAL OF AMERICA, INC., a company organized and existing under the laws of the State of California, United States of America, with its principal place of business at 1800 Century Park East, Century City, California 90067, United States of America, herein represented by its attorney-in-fact, Esther Donio Bellegarde Nunes, identified above, as quotaholders representing the entire quota capital of HERBALIFE INTERNATIONAL DO BRASIL LTDA. ("Company"), a Brazilian limited liability (limitada) company with its principal place of business in the City of Sao Paulo, State of Sao Paulo, at Al. Santos, 1787, suites 71 and 72, with its Articles of Association and latest amendment thereto duly filed at the Commercial Registry of the State of Sao Paulo (JUCESP) under Nos. 35.212.644.296 and 188.896/01-6, on November 9, 1994 and September 13, 2001, respectively, have mutually agreed to amend the abovementioned Articles of Association as follows:

      1. - The quotaholders mutually resolve to change the Company's current principal place of business located at Al. Santos, 1787, suites 71 and 72, in the City of Sao Paulo, State of Sao Paulo, to Rua Marina Ciufuli Zanfelice, 371, Plot of land F, 14, 1st floor, part, in the City of Sao Paulo, State of Sao Paulo, where the Company's administrative office shall operate.

      2. - The quotaholders further resolve to change the Company's branch located at Al. Santos, 1787, ground floor, suites 2, 3 and 4, in the City of Sao Paulo, State of Sao Paulo, to Rua Marina Ciufuli Zanfelice, 371, Plot of land F, 14, mezzanine floor, in the City of Sao Paulo, State of Sao Paulo, where the Company's administrative and contact office shall operate.

      3. - Accordingly, article 2 of the Articles of Association shall henceforth become effective with the following new wording:
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      "Article 2. - The Company's principal place of business is located in the
      City of Sao Paulo, State of Sao Paulo, at Rua Marina Ciufuli Zanfelice, 371, Plot of land F, 14, 1st floor, part, where the Company's administrative office shall operate. Branches, offices and representative offices may be maintained elsewhere in Brazil or abroad, by resolution of the quotaholder(s) representing a majority of the Company's quota capital."

4. - In view of the above resolution, the quotaholders resolve not only to amend article 2 of the Articles of Association, but also to consolidate the Articles of Association which, after being duly adapted, shall henceforth become fully effective with the following new wording:


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                            "ARTICLES OF ASSOCIATION
                                       OF
                     HERBALIFE INTERNATIONAL DO BRASIL LTDA.

      Article 1. - The name of the Company is HERBALIFE INTERNATIONAL DO BRASIL LTDA.

      Article 2. - The Company's principal place of business is located in the City of Sao Paulo, State of Sao Paulo, at Rua Marina Ciufuili Zanfelice, 371, Plot of land F, 14, 1st floor, part, where the Company's administrative office shall operate. Branches, offices and representative offices may be maintained elsewhere in Brazil or abroad, by resolution of the quotaholder(s) representing a majority of the Company's quota capital.

      Article 3. - The Company engages in:

      (a) the handling, packaging, labeling, distribution, marketing, promotion, advertising, consultancy, import and export, purchase, sale, direct selling or catalog sales on the wholesale market, either directly or through third parties, of food products, beverages, weight control and loss products, nutritional and health supplements, skin and hair care products, hygiene products, perfumes, cosmetics and related products;

      (b) the consultancy and rendering of services to companies and corporations in which the Company has a corporate interest, as well as to third parties;

      (c) the participation in any way in the management, supervision, operation and promotion of companies, corporations and businesses; and

      (d) the representation of other foreign or domestic companies, on its own behalf or on behalf of third parties.

      Article 4. - The Company is established for an indeterminate period of time.

      Article 5. - The quota capital of the Company is two million fourteen thousand and two hundred reais (R$ 2.014.200,00), divided into two million fourteen thousand and two hundred (2,014,200) quotas of one real (R$ 1,00) each, distributed between the quotaholders as follows:

      (a) HERBALIFE INTERNATIONAL, INC. holds two million fourteen thousand one hundred and ninety-nine (2,014,199) quotas, in the total amount of two million fourteen thousand one hundred and ninety-nine reais (R$ 2.014.199,00); and

      (b) HERBALIFE INTERNATIONAL OF AMERICA, INC. holds one (1) quota, in the total amount of one real (R$ 1,00).

      Sole Paragraph - The liability of the quotaholders is limited to the total amount of the Company's quota capital.

      Article 6. - The Company's business shall be managed and administered by the quotaholder HERBALIFE INTERNATIONAL, INC., which shall perform its activities with full

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and unrestricted powers. The managing quotaholder may delegate its powers to one or more delegate managers, who shall be appointed and replaced at the exclusive discretion of the managing quotaholder, by means of the respective instrument of appointment of delegate manager.

      Paragraph 1. - The monthly compensation of the delegate managers shall be established by the managing quotaholder and shall be charged to the Company's general expense account.

      Paragraph 2. - The administration and management powers attributed to the delegate managers shall observe the limits established in these Articles of Association, in addition to those expressly set out in the respective instrument of appointment of delegate manager.

      Article 7. - The managing quotaholder, the delegate managers or the attorneys-in-fact appointed on behalf of the Company shall perform the acts necessary or advisable for its administration, except as specified in article 8 hereof, and their powers shall include, but shall not be limited to, those necessary:

      (a) to represent the Company, in its capacity as either plaintiff or defendant, in and out of court, as regards third parties and any public agency or any federal, state or municipal authorities, as well as independent governmental agencies, mixed-capital companies and quasi-governmental entities;

      (b) to administer, manage and direct the business of the Company, and to purchase, sell, exchange or otherwise dispose of the Company's assets and properties, establishing the prices, terms and conditions thereof; and

      (c) to sign any documents, even those creating a liability or obligation for the Company, including deeds, instruments of indebtedness, negotiable instruments, checks, money orders and other documents.

      Sole Paragraph - Powers of attorney issued by the Company shall be signed by the managing quotaholder or by any of the delegate managers upon prior authorization of the managing quotaholder, shall stipulate specifically the powers granted, and shall be valid for a limited period.

      Article 8. - The powers to purchase, sell, mortgage or otherwise dispose of or create a lien on real properties shall always be exercised by the quotaholder(s) representing a majority of the quota capital of the Company, either directly or by its/their attorneys-in-fact.

      Article 9. - The acts of any of the Company's quotaholders, delegate managers, employees or attorneys-in-fact that involve the Company in any obligation regarding business or transactions which exceed the scope of its business purpose, such as sureties, aval guarantees, endorsements or any other guarantees whatsoever in favor of third parties, are hereby expressly permitted upon the prior authorization of the quotaholder(s) representing a majority of the Company's quota capital.



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      Article 10. - No quotaholder may assign or transfer any of its quotas, either to the other quotaholders or to third parties, without the prior written consent of the quotaholder(s) representing a majority of the Company's quota capital.

      Article 11. - The fiscal year of the Company shall begin on January 1st and end on December 31st. At the end of each fiscal year, the balance sheet and profit and loss statement shall be prepared for that fiscal year.

      Article 12. - The net profits earned in each fiscal year shall be allocated as determined by the quotaholder(s) representing a majority of the Company's quota capital, all quotaholders' being assured of their proportional share. Quotaholders shall have no rights in or to any portion of the profits until a specific resolution is passed determining their allocation.

      Article 13. - In the event of winding-up or liquidation of the Company, the liquidator shall be the quotaholder HERBALIFE INTERNATIONAL, INC. or its designee. In this event, the assets of the Company shall be used to satisfy its outstanding obligations. The remaining assets, if any, shall be apportioned among the quotaholders ratably to the number of quotas each of them holds.

      Article 14. - The withdrawal, termination, exclusion, bankruptcy or debt rehabilitation (concordata) of any quotaholder shall not result in the winding-up of the Company, which shall continue to exist with the remaining quotaholders, unless the latter decide that the Company shall be liquidated, provided they represent a majority of the Company's quota capital. The assets pertaining to the withdrawn, terminated, excluded, bankrupt or legally incapacitated (concordatario) quotaholder shall be calculated on the basis of the latest balance sheet prepared by the Company, and shall be paid to his heirs or its successors within six months of the event.

      Article 15. - These Articles of Association may be freely amended at any time, including amendments for the purpose of excluding a quotaholder, by resolution of the quotaholder(s) representing a majority of the quota capital of the Company.

      Article 16. - Disputes arising out of these Articles of Association shall be submitted to the courts of the City of Sao Paulo, State of Sao Paulo, to the exclusion of all others, however privileged they may be."


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      IN WITNESS WHEREOF, the parties sign this instrument in three (3)
counterparts of identical content, in the presence of the two undersigned witnesses.

Sao Paulo, May 17, 2002

HERBALIFE INTERNATIONAL, INC.

______________(sgd)___________

By Esther Donio Bellegarde Nunes

HERBALIFE INTERNATIONAL OF AMERICA, INC.



______________(sgd)__________

By Esther Donio Bellegarde Nunes

Witnesses:

____________(sgd)____________

Name:  Robson Luis Ramos Bujato

RG:  26.180.379-7 SSP/SP

_____________(sgd)________

Name:  Carlos Paccelli Bigliati

RG:  9.973.846-SSP/SP

[Rubber stamp of the Commercial Registry of the State of Sao Paulo]


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